                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

NEWS RELEASE

FOR IMMEDIATE RELEASE:

HUNTCO REPORTS FIRST QUARTER RESULTS AND ANNOUNCES COMPLETION OF DEBT
REFINANCING.

TOWN & COUNTRY, MISSOURI, April 19, 1999. . . . . Huntco Inc. (NYSE:"HCO"), an
intermediate steel processor, today announced results of operations for its first quarter ended March 31, 1999. Net sales for the quarter were $90.4 million, a decrease of 18.1% in comparison to net sales of $110.4 million for the three months ended March 31, 1998 (the "prior year's first quarter"). The Company reported a net loss available for common shareholders, for the 1999 first quarter, of $3.2 million, or $.36 per share, both basic and diluted, which compares to net income available for common shareholders of $.6 million, or $.07 per share, both basic and diluted, in the prior year's first quarter.


The Company attributes the decrease in net sales to lower average selling prices, which declined approximately 9.6% in the 1999 first quarter, in comparison to the 1998 first quarter, and declined approximately 8.0% in comparison to the 1998 fourth quarter. These declines in selling values reflect the continuing devaluation of steel prices, which continued through the 1999 first quarter. Also reflected in the lower net sales for the 1999 first quarter, in relation to the 1998 first quarter, was a slight reduction in shipping volume, measured in tons shipped, as well as a higher tolling percentage in the 1999 first quarter. The Company processed and shipped 330,269 tons of steel in the quarter, a decrease of 2.9% in comparison to the
prior year's first quarter.   Approximately 26.1% of the tons processed in the
first quarter of 1999 represented customer-owned material processed on a per ton, fee basis, versus a tolling percentage of 23.8% in the comparable period of the prior year. The Company sold 61,820 tons of cold rolled products during the first quarter of 1999, which compares to 85,840 tons in the prior year's first quarter.

Gross profit expressed as a percentage of net sales was 2.4% for the quarter ended March 31, 1999, which compares to 7.0% for the prior year's first quarter. The lower gross profit margin reflects the continuing devaluation in steel prices, resulting in an extremely competitive market environment as the Company and its competitors strive to achieve a high level of inventory turnover in the face of falling prices.

The Company also announced that it had completed a refinancing of its long-term debt by entering into a three year, $140.0 million revolving credit agreement with a domestic commercial lender. The Company used the proceeds of this new financing to retire its existing bank revolving credit agreement and its term notes, which notes were due in installments through July 15, 2005. The new credit agreement eliminated the limitation on the amount of debt which could be incurred by the Company, which was limited to 50% of total capital pursuant to the terms of the previous bank revolver and the term notes. This change allowed the Company to immediately access approximately $25.0 to $30.0 million in incremental borrowings. The early retirement of the fixed rate term notes caused the Company to incur a prepayment penalty and related charges of approximately $4.0 million, before income tax benefits, which amount will be reported as an extraordinary item in the 1999 second quarter. The new financing agreement provides for variable rates of interest based upon LIBOR or prime options, at rates comparable to the previous bank revolver and below the rate of interest pursuant to the retired term notes.

The Company plans to use the proceeds of the incremental borrowings, net of the amounts required for debt retirement and transaction expenses, including the prepayment penalty, to reduce its obligations to trade vendors which were unusually high because of abnormally high inventory levels. The Company's inventory levels peaked around the beginning of March, 1999, and are expected to return to significantly lower levels by the end of the second quarter.

While permitted under the Company's new debt agreements, the Company's Board of Directors elected not to declare a quarterly dividend on the Company's common stock for the second quarter. Future dividends may or may not be declared, at the discretion of the Board of Directors, depending on industry conditions, the Company's performance, or internal investment alternatives, including the potential repurchase of shares of the Company's Class A common stock.

Notwithstanding the difficult market environment experienced during the first quarter, the Company continues to see strong market demand as it enters the second quarter and some firming in market prices. The Company expects that its operating results will improve in the second quarter, benefiting from price increases, lower material costs and lower operating expenses.

This press release contains certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "believes," and "anticipates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections concerning the Company's plans for 1998 and about the steel processing industry in general, as well as assumptions made by Company management and are not guarantees of future performance. Therefore, actual events, outcomes, and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company encourages those who make use of this forward-looking data to make reference to a complete discussion of the factors which may cause the forward-looking data to differ materially from actual results which is contained in the Company's Annual Report and in Form 10-K, both for the year ended December 31, 1998.

Huntco Inc. is a major, intermediate steel processor, specializing in the processing of flat rolled carbon steel.

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                                 HUNTCO INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (unaudited, in thousands, except per share amounts)

                                                       Three Months
                                                      Ended March 31,
                                                     1999         1998
                                                   -------      -------
Net sales                                           $90,377    $110,373

Cost of sales                                        88,230     102,617
                                                   --------     -------
Gross profit                                          2,147       7,756

Selling, general and administrative expenses          4,789       4,718
                                                   --------     -------
Income (loss) from operations                        (2,642)      3,038

Interest, net                                        (2,197)     (2,021)
                                                   --------     -------
Income (loss) before income taxes                    (4,839)      1,017

Provision (benefit) for income taxes                 (1,662)        366
                                                   --------     -------
Net income (loss)                                    (3,177)        651

Preferred dividends                                      50          50
                                                   --------     -------
Net income (loss)
 available for common shareholders                 $ (3,227)    $   601
                                                   ========     =======


Earnings (loss) per common share:
  Basic and diluted                                   $(.36)      $ .07
                                                      =====       =====

Weighted average common shares outstanding:
  Basic                                               8,942       8,942
                                                      =====       =====

  Diluted                                             8,942       8,998
                                                      =====       =====

                                   HUNTCO INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                      March 31,   December 31,
                                                        1999         1998
                                                     ----------   -----------
                                                     (unaudited)   (audited)
ASSETS
Current assets:
 Cash                                                 $     28     $     21
 Accounts receivable, net                               47,086       43,579
 Inventories                                           110,683       92,240
 Other current assets                                    2,855        2,914
                                                      --------     --------
                                                       160,652      138,754

Property, plant and equipment, net                     141,010      143,401
Other assets                                            11,041       11,076
                                                      --------     --------
                                                      $312,703     $293,231
                                                      ========     ========


LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                     $ 82,720     $ 56,923
 Accrued expenses                                        1,632        3,451
 Current maturities of long-term debt                    7,352        7,352
                                                      --------     --------
                                                        91,704       67,726
                                                      --------     --------

Long-term debt                                         101,589      102,555
Deferred income taxes                                    7,376        7,376
                                                      --------     --------
                                                       108,965      109,931
                                                      --------     --------
Shareholders' equity:
 Series A preferred stock (issued and
   outstanding, 225; stated at liquidation value)        4,500        4,500
 Common stock:
   Class A (issued and outstanding, 5,292)                  53           53
   Class B (issued and outstanding, 3,650)                  37           37
 Additional paid-in-capital                             86,530       86,530
 Retained earnings                                      20,914       24,454
                                                      --------     --------
                                                       112,034      115,574
                                                      --------     --------
                                                      $312,703     $293,231
                                                      ========     ========